EXHIBIT 99.1

CENTRAL GARDEN & PET NAMES

CHAIRMAN WILLIAM E. BROWN AS CEO

President and CEO Glenn Novotny Resigns

WALNUT CREEK, Calif., October 22, 2007—Central Garden & Pet Company (NASDAQ:CENT) (“Central”) today announced that Chairman William E. Brown has been appointed by the Board to the additional post of Chief Executive Officer following the resignation of Chief Executive Officer Glenn Novotny. Mr. Novotny will continue with the Company in an advisory role.

William E. Brown said, “The entire Board of Directors and I truly appreciate and value the vital role Glenn has played in making Central the industry leader it is today. All of us on the Board and throughout the Company want to thank Glenn for his vast contributions and friendship and wish him the best.”

Added Brown, “Although 2007 has been one of the toughest years in Central’s history, it is certainly not reflective of the potential of this Company. Central has an excellent market position and established portfolio of brands and I truly believe that the Company is well positioned for long-term profitability and significant growth opportunities in the years ahead. Going forward, this management team will be committed to improving performance and regaining our positive momentum in 2008.”

Glenn W. Novotny said, “I have been associated with Central Garden & Pet for seventeen years, and I am proud of the Company’s accomplishments and believe in its future. There are many talented and dedicated people at Central and I thank them for their support over the years and wish them well as I look to retirement.’

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands Pennington and The Rebels; wild bird feed and the brands Pennington and Kaytee; weed and insect control and the brands AMDRO, Sevin, Ironite and Over ‘N Out and; decorative outdoor patio products and the brands Norcal, New England Pottery and Matthews Four Seasons. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands Adams and Zodiac; aquatics and reptile and the brands Oceanic, Aqueon and RZilla; bird & small animal and the brands Kaytee, Super Pet and CritterTrail; dog & cat and the brands

TFH/Nylabone, Four Paws, Pinnacle and Avoderm and; equine and the brands Farnam, Bronco and Super Mask. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

Contact:

Paul Warburg, 925-948-3686

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